Exhibit 99.1

Operator

Good day ladies and gentlemen, welcome to the Strategic Hotels and Resorts fourth quarter 2009 earnings conference call. I will be your coordinator for today. At this time, all participants are in listen-only mode. After the presentation there will be a Q&A session. (Operator Instructions) As a reminder this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference, Mr. Ryan Bowie, Vice President and Treasurer. Please proceed.

Ryan Bowie – Strategic Hotels and Resorts – VP, Treasurer

Thank you. Good morning everyone, welcome to Strategic Hotels and Resorts fourth quarter and full year 2009 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available at the Company’s website in the Investor Relations section. We’re also hosting a live webcast of today’s call, which can be accessed in the same section of the site with the replay of today’s call available for the next month.

Before we get underway, I’d like to say this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the industry in which the Company operates, in addition to Management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included with within our SEC filings. In the press release and supplemental financials, the Company’s reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements.

I would now like to introduce the members of the Management Team here with me today. Laurence Geller, President and Chief Executive Officer and Jim Mead, Executive Vice President and Chief Financial Officer.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Good morning and welcome to our year-end 2009 earnings conference call.

For the fourth quarter, our North American RevPAR declined by 13.9%, resulting in an FFO per share loss of $0.05 on EBITDA of $32.5 million. Full year RevPAR declined 22.9% resulting in an FFO per share loss of $0.30 and EBITDA of $120.0 million. The Lehman Brothers’ collapse in September of 2008 signaled the true beginning of the serious downturn in lodging demand. So although operating metrics in the fourth quarter of 2008 were down and group cancellations for 2009 were significantly increasing, the momentum of the recession was then only beginning to build and it continued to accelerate at an unprecedented pace at least through the first half of 2009. As a result, we expected year-over-year declines throughout 2009, and through the first quarter of this year.

However, given that economic indicators, such as 5.7% fourth quarter GDP growth, and lodging indicators such as a pickup in corporate demand, group cancellations returning to normal levels and definite 2010 group bookings on pace to at least meet 2009 results, we are increasingly optimistic about sustained growth in demand for our portfolio.

The question is how soon will rising economic activity drive increased demand for high-end lodging? Our experience, in this sector is typically that growth lags by 6 to 9 months. Statistically, the economy began a new cycle of growth in the middle of last year. However, it would appear that consumer confidence, credit availability, capital investment, and employment have not yet clearly turned the corner so today we cannot count on the same historical benchmarks as predictors of future demand. As a result, we believe it to be neither prudent nor appropriate to provide guidance for full year 2010 at this time.

Our current definite group room pace is up slightly to last year when we adjust for the 79,000 group room night cancellations that happened between February and April of 2009. Our average rate for contracted group room nights is off about 5% from last year, primarily reflecting aggressive rate cutting during 2009 and the changing complexion of our group business with a heavier emphasis on association business. Unlike last year when meeting planners reduced their room blocks, they are now beginning to fill these blocks or even add attendees to their meetings as well as incrementing their non-rooms business.

Our corporate transient occupancy accounts for roughly 19% of our total occupied room nights and the contracted rates for these rooms are approximately flat to last year. Importantly, this was achieved while limiting certain add-ons such as complimentary breakfast and free internet, thus increasing the true net rate achieved. So while we are relatively satisfied with the absolute results in a rate challenged environment, we are pleased with the leading indicator it appears to provide.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Based on prior cyclical experience, our current experiences and the indicators we are currently seeing, we concur with the majority of our industry colleagues in believing that forecasted economic demand will eventually drive occupancy by the second half of this year.

On a macro level, given that high end properties were the hardest hit segment of the industry and suffered both the longest and steepest decline, these hotels and resorts logically have the most significant growth ahead, especially given the benign supply environment. Simply stated, we are of the opinion that the rebound in the high-end lodging sector will be greater than in other sectors, while the sustainable operating cuts we have made will provide strong margin improvement.

Let me give you some examples of properties in our portfolio that are positioned to outperform in 2010. Our two hotels in Mexico, one of which we sold last quarter, were a drag on results. Both properties were severely impacted by the unnecessary overreaction to the H1N1 virus scare which resulted in an EBITDA loss to us of $2.2 million. Demand at our Four Seasons Punta Mita is recovering well from the H1N1 virus scare and the recession, but has not yet returned to last year’s level. Occupancy is expected to be approximately 4 percentage points lower in the first quarter of 2010.

We view Punta Mita as a leading indicator of luxury spending. For example, over the ten day Christmas and New Year period, average rate was up 18% to $1,428. Per occupied room non-rooms spend was up 20% increasing to $1,250. There were 11 folios for over $60,000 compared to 4 in the prior period and bookings for next season’s 10-day stay are already up 6% compared to the same period in 2009 and those rates are up 11.5%.

Our two Ritz-Carlton hotels were particularly and unfairly hit by the political hyperbole and cynical rhetoric which exacerbated the trends away from luxury group meetings. RevPAR in Half Moon Bay and Laguna Niguel were each down by almost 30% last year. We are already seeing a modest improvement in booking trends at these two hotels and believe that they will get a disproportionate share of upside as their recovery accelerates. More importantly, our year-to-date market share penetration results for both of these properties indicate significant gains, consistently above 20%, over their competitive sets.

At the end of 2008, we spoke about our five 2009 objectives that I’ve reported on regularly in each subsequent quarterly call.

First, was to outperform on the top line against national luxury measures. We have succeeded as evidenced by a 400 basis point outperformance over the Smith Travel luxury set.

Second was to redesign our operations so as to not only maximize profit retention against losses in revenues during the downturn, but as importantly, to create sustainable margin increases for the coming recovery and growth cycle. Our margin performance met our objectives during the past year with a 45% loss in hotel EBITDA against a 23% loss in RevPAR, driven by a 16% decline in average rate.

During the year, we cut an additional 943 employees, or 16% full time equivalents, and implemented new sustainable expense initiatives that we anticipate should reduce expenses ongoing by approximately $28 million on an annual run-rate basis and substantially improve margins in the next cycle.

Third was to reduce our corporate overhead. We are now at a run rate of about $23 million going into 2010, which is a 24% reduction from 2007.

Fourth was to cut capital spending and amend our line of credit to provide a durable source of liquidity to carry us through the recession. As of the end of the year, we had $152 million of liquidity.

And finally, we stated an objective to sell selected hotels. We closed on the sale of the Four Seasons Mexico City and the Renaissance Le Parc and raised proceeds of approximately $105 million to supplement our liquidity position. We were very pleased with the levels of interest and the results of our sale execution in a challenging and credit constrained environment.

Having met all of our specific objectives, I would generally characterize 2009 by our intense focus on improving liquidity and restructuring operations. In 2010, we plan to continue to add to these goals and make ongoing and substantial strides in improving the structure of our balance sheet.

Because we have no maturities in our wholly owned properties until late 2011, and because all of our properties currently cover debt service, we’ve had the time to methodically address our balance sheet activities in both logical and measured steps. The first being the amendment of our line of credit and sale of hotels to improve our liquidity.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

As a result, our focus in 2010 will include:

First, with regard to our European portfolio, we do not currently feel that having an operation in Europe will drive sufficient value for our shareholders in this environment. As the initial significant step of our plan for Europe, we sold the Paris Renaissance Le Parc in the fourth quarter and are undertaking the steps today to methodically exit from the remainder of Europe in an orderly process designed to maximize proceeds. This will not be an easy task given the current volatility in the financial markets in Europe and some of the complexities inherent our European portfolio. However, exiting Europe will ultimately benefit the company by improving liquidity and will allow us to further lower our corporate overhead as we become a focused North American “centric” organization.

Second, we are executing plans to extend property debt maturities where possible. Of the total $1.3 billion of consolidated property debt, approximately 64% is with life insurance companies and other lenders with whom we can potentially deal with directly without the complications inherent in the CMBS structure.

We recently announced the restructuring and extension of maturity until 2015 of our InterContinental Prague loan, without the need for an infusion of corporate cash or guarantees.

And fourth and finally, we are focusing on our corporate debt and seeking strategies to gain additional term. We are fortunate to have a well structured line of credit with an extension option at the end of the year that would extend the maturity to March of 2012, and our 3.5% exchangeable notes do not mature until April of 2012.

With supply limited across our North American portfolio, our continued outperformance in market share, strong margin improvements with sustainable, built-in savings and improving GDP statistics, we feel that, although high-end hotels have taken a disproportional hit compared to other lodging segments, as the economy improves our operating metrics will show relative outperformance for an extended period and our ongoing strategies to enhance the structure of our balance sheet will result in significant strengthening.

With that, I’ll turn the call over to Jim.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

Thank you Laurence and good morning everyone.

Fourth quarter RevPAR declined 13.9% bringing our total decline in RevPAR for the year to 22.9 percent. The story of the fourth quarter was the same as the full year. We lost high rated group activity and the very profitable food and beverage business that goes along with it, and partially replaced it with discounted transient activity. This pushed our average daily rates and non-rooms revenues down. For the year, our occupancy loss was limited to 5.9%; however we lost 15.9% in rate and 26% in food and beverage revenues.

Top line results were disproportionately influenced by our resorts which include the Ritz-Carltons in Laguna Beach and Half Moon Bay and the Fairmont Scottsdale which in the past have been heavily corporate meetings driven. In addition, the H1N1 virus substantially impacted our business at both properties in Mexico. RevPAR at these five properties declined by 31% during the year.

One point of light during the year was our Four Seasons in Washington, D.C. which lost only 2% in RevPAR and grew Total RevPAR by almost 6% as a result of the success of our new Bourbon Steak Restaurant, with first year sales of $8.4 million.

Just to give you some overall context for the year, if we were to look at 2007 as the peak of the last cycle and 2009 as the trough of the current cycle, for our portfolio, RevPAR has fallen by 26%, peak to trough, due primarily to a large change in business mix. We started in 2007 with about 50% of our room nights in groups and 50% in transient categories. In 2009 that mix changed to 40/60 groups to transient. And within the transient mix, the discounted segment rose from 19% of total rooms to 31% of total rooms.

This also illustrates the opportunity as we grow into the next cycle and regain the corporate bookings that will inevitably displace the lower rated business that had to become our staple for the past year.

Turning to expenses:

Our EBITDA margins declined 550 basis points during the quarter and 710 basis points for the year.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Our asset management team and our property management continue their aggressive posture toward costs. As we progressed through the year, the teams trimmed costs and increased property productivity. Having eliminated 2 million labor hours last year, payroll and related costs were down 5% on a per occupied room basis, despite a 3% increase in average hourly wages showing significantly improved productivity as total hours worked per occupied room fell by 9%.

In total, our staffing has been reduced by 27% today as compared with peak levels in 2007. But more importantly, this includes a basic restructuring of property level staffing, in particular at the executive and salaried levels. Salaried staffing has been reduced by 20% since the peak in 2007 and we have an agreed upon a property-by-property program for re-staffing as occupancy returns in the upcoming growth cycle.

Again, to give you context, a total of $96 million in expenses were reduced from operations during 2008 and 2009. Our plan for re-staffing triggered by increases in occupancy identifies specific positions that will be re-hired as occupancy grows. So when we get back to the same occupancy level as we had at the peak in 2007, about a quarter of these total expense reductions or $28 million would be eliminated. In other words, if the current organizational plan were in place in 2007, we would have improved our peak margins by about 300 basis points.

Our European portfolio continues to hold up better than the United States as RevPAR declined only 2.7% in the fourth quarter and 11.2% for the full year on a constant dollar basis. EBITDA margins contracted 40 basis points and 150 basis points respectively.

Marriott Grosvenor Square in particular is performing very well with first quarter occupancy forecasted to be up 15 percentage points and RevPAR up 22%.

During the fourth quarter, we recorded impairment and other charges of $49.8 million that included a $27.7 million write-down of development opportunities in Mexico and $26.5 million in our 45% investment in the Hotel del Coronado. For the full year, the company recorded a total of $130.8 million in impairments. These non-cash charges have been excluded from reported Comparable EBITDA, FFO and FFO per share metrics.

In the fourth quarter we sold two assets, the Four Seasons Mexico City and the Renaissance Le Parc hotel in Paris, generating $105 million of proceeds. At the end of the year we had $133 million drawn on our line of credit, net of available unrestricted corporate cash, and available liquidity of approximately $154 million.

Although we will not provide guidance today for the full year of 2010, I will provide some indications of the current first quarter.

Again, referring to our peak to trough analysis, we expect the first quarter of 2010 to be the low point of the current cycle with expected improvements as we move through the remainder of the year. There are a couple of reasons for this including that increasing activity around short term group bookings, which we began to see in the fourth quarter, will likely translate into business beyond the first quarter of 2010 which is also our seasonally weakest in our major markets such as California and Chicago.

Just to give you a flavor of what we are seeing so far in the first quarter:

We’ve had 55 compression nights against 37 last year at the same time. Compression nights are defined as nights with greater than 90% occupancy portfolio wide and indicate our ability to drive rate at the properties;

So far this year we have doubled our group room production meetings taking place in 2010 from the same time frame last year;

There have been no material cancellations in the first two months of 2010 which is significant as compared to last year when we collected $6.7 million in cancellation fees, over twice the typical average; and

We continue to hear anecdotes from our properties that they are hosting more sight visits for potential group meetings.

Currently, our forecast is a 5.5% to 7.0% decline in first quarter 2010 RevPAR.

With that, we’d like to open the call to any questions.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Q U E S T I O N  A N D  A N S W E R

Operator

(Operator Instructions) Your first question comes from the line of David Loeb with Baird. Please proceed.

David Loeb – Baird – Analyst

Hi, Jim, thanks for the color on the first quarter. I want to just ask about margins in the — really in the first quarter but relative to the — Laurence’s remark about cancellation fees particularly in February through April and you mentioned $6.7 million of fees, what’s going to be the margin impact when those are not in the numbers when you are comparing real revenue against cancellation fees.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

I mean we are not giving you a forecast for EBITDA or comparable EBITDA or FFO but I will say that cancellation fees by themselves we expect to reduce our margins, excuse me the loss of cancellation fees we expect to reduce our margins by somewhere around 200 basis points.

David Loeb – Baird – Analyst

That’s in the quarter or the year?

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

That would be for the quarter. So that $6.7 million was very significant in terms of income for last year. The good news is, knock wood, that we don’t get cancellation fees in the first quarter. That would be a sign for us as we expect that the quality of the pace reports that we have is higher than we had last year at this time.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

David, if I could just add to this, as far as I see, as we see it, this is — we’ve experienced — we are experiencing the same sort of trends on group bookings that we’ve seen in previous cycles where we are getting — people are signing nearer the time of it so they can avoid signing, so they don’t take the risk of cancellation fees, so this necessarily shortens the booking cycle, that’s what we seen in the previous two downturns so we are at least following that pattern.

David Loeb – Baird – Analyst

That’s very helpful, thank you Laurence. Laurence also for you, on Europe, what you said it’s going be a challenging process and take time, what’s your best estimate of how long it will take to continue to sell those assets.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

We haven’t given an estimate of timing, we are marching through the process in a very methodical way. I cannot help but comment that the current unease in Europe over Greece and potentially Spain et cetera is permeating everybody’s sense of confidence, particularly in the credit markets. So I can’t say what that will actually do to the time process. But we are marching through it very methodically in a very, very process oriented driven fashion. I think the exceptional results we achieved both in Mexico and at Le Parc in Paris on the sale are indicative of the way we go about things.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

David Loeb – Baird – Analyst

So is it safe to assume it’s a multi-year process?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

It’s not safe to assume anything, David.

David Loeb – Baird – Analyst

Okay. I won’t assume then.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

If we can execute quickly, we will. We have no motivation for staying in Europe longer than is practical to maximize proceeds. It is our intent and the market trend line if you look at it in a trend line, say bear it out to become a very focused North American centric organization as quickly as possible.

David Loeb – Baird – Analyst

Great, thank you for your candor on all that.

Operator

Your next question comes from the line of Will Marks with JMP Securities. Please proceed.

Will Marks – JMP Securities – Analyst

Thank you. Good morning Laurence. Good morning Jim. I wanted to first ask, Jim you had a comment about compression, I wasn’t sure if I got it right, there are about 55 compression nights? Can you just repeat that, exactly what that was?

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

Sure, that’s nights at a hotel where the occupancy is 90% or greater.

Will Marks – JMP Securities – Analyst

I thought you said 55 for the quarter.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

55, we’ve had 55 year-to-date. In comparison with something like 37 last year at this time. It’s just a snapshot indicator that we’ve had, these compression nights the number of compression nights in the year are very substantial measures of our ability to actually move rate.

Will Marks – JMP Securities – Analyst

That’s 55 is every night of the year.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

55 in different hotels.

Will Marks – JMP Securities – Analyst

Sorry, thank you.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

We have however many hotels and we had 55 nights in total.

Will Marks – JMP Securities – Analyst

Got it.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Over the initial six-week period.

Will Marks – JMP Securities – Analyst

Right, okay. I was confused. You are comparing that to 37 last year, is that right?

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

That’s correct. Again, it’s a data point, it’s not necessarily a trend but it’s a data point.

Will Marks – JMP Securities – Analyst

Right, okay. Second question, unrelated, can you just update us on the St. Francis, how that’s doing. You have a big loan that’s your largest hotel, any update would be helpful.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

First of all to clarify, we got a call from an analyst yesterday asking about the loan on the St. Francis. There is a loan that is on the other Westin hotel that went went to special servicing. Not our hotel, so just to be clear our hotel is performing. It’s covering interest. It’s at a $220 million mortgage with a life company. We are very comfortable with that property today.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Will, on a macro-basis, this year we will have less city-wides in San Francisco than last year, and we — so we expect less compression there. It’s also still suffering from we are still at risk, I don’t think it’s suffering but we are at risk from union activity there by a unresolved contract negotiation. City-wide contract negotiation.

Will Marks – JMP Securities – Analyst

Right, okay. Thank you. I had the same call from someone about the St. Francis and special servicing. So, that is why I asked the question.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

There’s someone who’s called all the analysts.

Will Marks – JMP Securities – Analyst

I guess so. I feel naive for interpreting it that way. But anyway, thank you that’s all for me.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

Thanks, Will.

Operator

Your next question comes from the line of Smedes Rose with KBW. Please proceed.

Smedes Rose – KBW – Analyst

Hi, good morning. I got that call too on the St. Francis.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

The union’s phone bill will be higher this month.

Smedes Rose – KBW – Analyst

Just out of curiosity, that contract is it with I mean is it with Starwood, I guess since it’s a Westin branded hotel or is it with you guys?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

I’m sorry, the union contract?

Smedes Rose – KBW – Analyst

The union contract at the St. Francis.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

It would be with the manager, which is Westin for Starwood.

Smedes Rose – KBW – Analyst

I was hoping you could just give some color on two items. One, would be just your thoughts about CapEx spending this year and then you talked a little bit about the San Francisco market, but could you maybe just touch on some of the other big markets you’re in like Chicago. Any thoughts on Washington? Obviously a great year last year but maybe I guess tough comps and also I imagine you are getting hit by the weather pretty badly in there in the first quarter. Any thoughts on those issues?

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

I’ll do the CapEx and turn the market question over for Laurence. As far as CapEx goes we have an annual reserve for all of our properties around $45 million. We always budget to spend the reserve but the target is to spend less than that this year. Although we are going to be very careful about not causing — particularly in a rising market a deferred maintenance issue for our properties. I would expect from your perspective that we spend the entire reserve for the year. As far as out-of-pocket owner money it’s going to be very small.

Smedes Rose – KBW – Analyst

Okay.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Okay, let me deal with the markets. Let’s deal with Washington first of all. We expect Washington to have a good year, yes you have the unusual event of the inaugural period, but if you will remember also, where we were somewhat disappointed by the time it took the administration to come to grips with how they were going to organize so that the foreign delegations which we had hoped to have in the first quarter were very slow to arrive. We didn’t see those really until the middle of the second quarter. So it’s not all one sided we are seeing very strong growth there, great customer acceptance of the product we put in there resulting in stronger performance.

I have as far as the snow is concerned, I suspect we can’t be responsible for the weather, but I will tell you one little anecdote which pleased us very much so. When the snowstorms hit Washington the management team immediately sent an email blast out to all their DC and area customers resulting in the spa and the restaurant being immediately full — filled for the next few nights because we basically said we’re open for business come and join us. So that hotel is fairly good. Chicago is a more challenged situation for us. The cycle year anyway for conventions, the weather has been a challenge.

But the reality is it’s a bigger issue for the city of slightly more concern, that is McCormick Place. How the city and the state will come to grips with the cost structure primarily on labor, relative to Orlando and Las Vegas and the risk for the longer term for Chicago remains for the city as a whole remains in whether or not they lose city-wides. For that reason our two hotels led by the asset management team have taken a very aggressive stance not to rely on that and even perhaps to risk not being able to accommodate it and looking for our own meetings in there, generating our own meetings and our own services. So we’ve adjusted the marketing program accordingly to compensate. I personally think Chicago will be a tough year this year but the results of these marketing activities all go very well for the future.

Smedes Rose – KBW – Analyst

Okay, thank you.

Operator

Your next question comes from the line of Bill Crow with Raymond James. Please proceed.

Bill Crow – Raymond James – Analyst

Good morning, guys. Laurence you talked about asset sales in Europe. What’s your view on asset sales in North America?

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Bill, it’s hard to say but talking to the four major brokers in North America, which is probably — the best, they are all seeing increased activity during this quarter, contracts being worked, offers being accepted. They’re all talking of very similar pricing increment of 10% to 15% from the beginning of the fourth quarter of last year. So whereas I haven’t seen very many results, we’ve seen a few in our sector, some of the very big properties two or three of them. But if that holds true and intellectually it should do, we will see some sales but it really is driven by a lot of money chasing very few assets.

Bill Crow – Raymond James – Analyst

Exactly. What is your personal — your Company’s appetite to sell in North America given that are a lot of assets or a lot of people with money looking for assets.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Good question, Bill. It is our focus as I say to exit Europe in a profitable manner and to become a North American centric organization, we are however entrepreneurial enough that if we get a disproportionately high offer for one of our assets many of which are truly iconic we will analyze that and not — and for us it’s just money it’s a point of indifference on a rebuy analysis. Would we buy it at the price we are being offered or would we sell it. It’s as simple as that.

Bill Crow – Raymond James – Analyst

Right, but you’d have to market or let people know — I guess you are getting bids anyhow even though you’re not formally marketing —

Laurence Geller – Strategic Hotels and Resorts – President, CEO

I would tell you, you don’t have to do very much marketing today to get the phone calls that you get and I get.

Bill Crow – Raymond James – Analyst

Laurence, just a — we know we can’t forecast the next three months, so I will take your answer with a large grain of salt but when do you think your portfolio can get back to the 1997 — excuse me, 2007 peak?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Gosh. The argument would say somewhere between 2012 and 2014 depending on the market. 2013 is probably the safest bet, 2012 looks fairly — it’s how long is a piece of string, as I told you before Bill if you tell us what GDP will be each quarter, we will tell you what lodging demand will be.

Bill Crow – Raymond James – Analyst

Are you using that, I should have defined it better, are you talking RevPAR or let’s talk EBITDA from the properties. Do you think you can get there 2013, 2014?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

EBITDA given the sustainable margin improvements we are optimistic that we will see a return to EBITDA levels before we will see the RevPAR getting to the same levels.

Bill Crow – Raymond James – Analyst

Interesting.

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Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Yes it’s — logically it flows from that comment.

Bill Crow – Raymond James – Analyst

Yeah. Jim, if I could just follow up on your discussion with the cancellation fees. Just help us a little bit better understand the impact to EBITDA and FFO in the first quarter given what’s booked — what’s on the books so is far. It’s a net loss. Is it a net negative, is it the full $6 million or if you don’t get any more can fees? Yet you can’t really offset that with more bookings, is that fair because RevPAR is down.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

I would expect, I guess what I would expect is probably will be about two-thirds of that lower than last year. So if we were at $6.7 million last year, maybe we are at $3 million, $4 million, of cancellation attrition fees in the first quarter of this year. I mean, again you’re asking a really detailed question and we have no way to really know what that number will come out to be. We don’t book cancellation fees in the period of the cancellation you book them only as you collect against the cancellations. So the $6.7 million, we had a year ago was probably for cancellations that began in the prior quarter. So we didn’t have much in the way of cancellations in the fourth quarter of this year. I guess what I’d say is this is again I throw out as another data point, Bill. The reason we are not providing guidance today is because a lot of these things are tremendously unpredictable.

Bill Crow – Raymond James – Analyst

I understand that, I appreciate that. The cancellation fees though, they go in to room revenue line item. Is that —

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

They go into other income in our financials.

Bill Crow – Raymond James – Analyst

Very good.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Bill, when you look at it, as we try and do the various modeling exercises here, obviously the lack of cancellation profitability, if you will, is somewhat offset by the cost improvements we are having as well as some of the incremental revenues. So it’s not — my only caution is it’s not a purely linear drop in profitability.

Bill Crow – Raymond James – Analyst

Yeah, no I appreciate that.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

As long as we’ve got the call going so everybody can hear. I guess what I would say just to give you a little bit better guidance because I know this is going to be troubling for everyone is that that if we lose 200 basis points from the loss of cancellation fees, I would expect that the first quarter which will be lower than the last year’s first quarter, we’ll probably lose another 200 to 300 basis points in margin, as well.

Bill Crow – Raymond James – Analyst

That’s helpful, terrific, thanks guys.

FINAL TRANSCRIPT

Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Operator

Your next question comes from the line of Jeff Donnelly with Wells Fargo, please proceed.

Jeff Donnelly – Wells Fargo – Analyst

Good morning, guys. Laurence I guess maybe sticking with Bill’s line of questioning earlier if you take us beyond 2010 for a moment, a lot of hoteliers right now are talking about certainly RevPAR getting less bad and turning positive and that should inevitably hopefully — at least hopefully lead to better EBITDA. As you think about 2011 and 2012, what concern do you have that the brands are going to reinstitute a catch up on brand standards that were sort of put to the side in 2008, 2009, and 2010. That somewhat could hobble the owners just as they’re getting their legs again and affect the brands their putting demands on you to spend your first incremental dollar of profitability when you realize that, have you had any conversation with brands about that or is it just too early?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

We started having these conversation with the brands very early in 2009 about exactly the same thing which is when Jim referenced in, labor is obviously one of our biggest issues rather than size of the soap in the bedroom —so bathroom. But Jim referenced these trigger points we had gone hotel by hotel, brand by brand and made agreements with them on what happens with the staffing and how staffing comes back. We systemically changed the organizations especially at the top end of these organizations. So there aren’t jobs to be replaced on that.

So we have agreements with it, and in most interesting thing that’s happened and I think this is I can’t speak for the brands I can speak for our hotels within the brands that although we are down significantly in staffing, the price value relationship in the customer commentary or the guest comments against the price value are up, not down. That would argue that these changes are good for everybody and will sustain. I’m going to say that, I don’t think, this has been an incredibly chastening experience for everybody in the lodging industry from hotel owners to operators, to analysts et cetera to see what is going on here. I think we have for the first time in two decades seen the systemic change that will lead to systemic long-term operational productivity improvement and thus higher margins. So this has been — if you look for the silver lining, this is the silver lining.

You can’t predict what a change is going to come up based on consumer research, but based on our agreements on our hotels we are very satisfied these costs are sustainable. I really am focusing mostly on labor. The rest we’ll deal with based on — as it come up and we’ll do consumer research. I’ll give yea or nay on it. But for the most part, labor is the key.

Jeff Donnelly – Wells Fargo – Analyst

Yeah, that’s what I was thinking, is beyond labor, do you expect that many of the hotel brands and maybe doesn’t quite apply to you guys as much as maybe to some of your competitors. That the Marriotts and Starwoods and Four Seasons of the world are going to roll out the next plasma TV and great room and what have you, more of a capital investment to distinguish themselves, do you anticipate that or do you really think the brands are understanding of where the owners interests are?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Look, first of all, I hope brands continue to look for unique selling propositions. Obviously we look at it. I don’t see — These things take years to roll out. I don’t see anything in the woodworks. If one looks at the Holiday Inn in recent experience how long it took for them to plan for this upgrade in product improvement. I don’t see that at all. I do — let me just make one comment that I think is going to change is we are beginning to see a trend that we have been focusing on towards differentiated marketing experiences at the hotel based on electronic distribution, et cetera, I think there will be branding changes organizationally which will change marketing methods in these hotels. What does that mean I think it’s better for the hotels. It’s cheaper for the hotels or you get more bang for the same dollar of expenditure.

Jeff Donnelly – Wells Fargo – Analyst

That’s helpful. I think you mentioned in your remarks about how a mixed shift could benefit rate growth this year. Are you able to help us maybe estimate that potential a little bit by — can you tell us maybe what you think your Company wide guest mix was in 2009, the percentage of corporate leisure, transients and group, maybe where you guess those percentages could shift to in 2010?

FINAL TRANSCRIPT

Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller – Strategic Hotels and Resorts – President, CEO

I don’t know where it will shift to, I will say that as a macro — and Jeff, we’ll come back to you when we sort those out rather than shuffle through papers now. What I will say is that I do believe that we will see a diminution in the second half of the year from association business to back in to corporate group business which is the trend we are seeing anecdotally at the hotels now from side visits and conversations with our meeting planners and intermediaries.

Jeff Donnelly – Wells Fargo – Analyst

Can I — actually just two last questions, one is really more of a housekeeping item on Washington DC, because it is somewhat of a difficult market to forecast in Q1 because of the inaugural comp and the snowfall. Are you guys able to give us some sense of what lost room nights were in Q1 thus far maybe because of snowfall or the rate impact because of the inaugural comp.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

I can only give you a guess as that in volume of dollars, we bandied around in an unstudied manner here the number of around $0.5 million of revenue impact caused by the weather. But it’s really we haven’t got to that level of displacement yet and that is as I mentioned mitigated somewhat by the restaurant sales where our profitability is running around the 20% net on revenue there.

Jeff Donnelly – Wells Fargo – Analyst

Just the last question was actually on, the St. Regis Monarch was on the market and there was some talk about it getting significant offers, I just don’t recall, do you know where that stands. I guess I’m curious does that serve as a good indication of where asset pricing is coming out on these types of assets do you have any color on how that’s underwritten and what the pricing implications might be?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

We are told we hear the same as you, we are told that the pricing is coming in at around on a gross value of just under $700,000 per room there.

Jeff Donnelly – Wells Fargo – Analyst

Thank you.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

That’s anecdotal, so I really just don’t know.

Jeff Donnelly – Wells Fargo – Analyst

Thank you.

Operator

Your next question comes from the line of Ryan Meliker with Morgan Stanley. Please proceed.

FINAL TRANSCRIPT

Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Ryan Meliker – Morgan Stanley – Analyst

Good morning guys, I just had a quick question regarding some of what you talked about with your compression demand. You said year-to-date you’ve got about 55 room nights across your portfolio, that fall into that greater than 90% occupancy. I think as we are looking at STR data that’s coming out every week, we’re seeing that — certainly seeing an increase in occupancy at the higher-end segments. I’m wondering when you look at those 55 room nights, where is the rate relative to say the 37, I know it may not be necessarily be comparing apples-to-apples, but your best guess in terms of where rate is for your high occupancy nights this year versus last year. Are we down 10%? Are we down 15%? I’m trying to deduce whether we are looking at a trade up because compression of rates has come in so much that people are willing to trade up from more of the limited service properties to some of your type of properties or whether we are just seeing more demand coming in for your properties themselves. Thanks.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Given that the rate on those rooms is up about 5% on last year, you are breaking up a little bit, I think you asked did you ask about what it is against 2007?

Ryan Meliker – Morgan Stanley – Analyst

No. I was looking verses last year.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

It’s up 5%, and we are beginning to see the beginning to see trade ups now from room categories which will affect the rate as well, not so it’s not just pricing it’s trade up pricing. So you’re seeing the mix within whether to a concierge room or to an upgraded room. We still haven’t seen the rebound fully in the suites business but I hope we will see that during the next couple of quarters, start seeing some signs there. But you are just beginning to see a trade up everywhere. But the good news is, that the stigma of luxury has stopped and also the financial service industries is starting to travel again which is last minute booking and that’s always a good pricing for us.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

We did a little analytics around just the Super Bowl to just confirm our view that or to confirm our view to check our view of the brand — the brands are not impairing the price of our product. We had the Super Bowl in the first quarter in Miami and we had, in 2007 we had it. So we had it at the peak of the markets and found that in fact the pricing that they were charging for our rooms at our hotel in Miami was higher this year than it was at the peak in 2007. So that gives us a little bit of flavor around the mentality of the brands that we are dealing with and that they are not inhibited in terms psychologically inhibited in terms of charging for the product when they have a scarcity of it.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Given, I always look at an indicator not just the room rate but the non-room spend which isn’t contractually obligated that was significantly up in 2007, we are seeing less timidity about spending than we saw last year. It’s not fully returned but my gosh, there is a willingness to go up and spend up.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

Yet another data point for us.

Ryan Meliker – Morgan Stanley – Analyst

That’s great news and really helpful. Thanks a lot.

FINAL TRANSCRIPT

Feb. 25. 2010 / 10:00AM ET, BEE - Q4 2009 Strategic Hotels and Resorts Earnings Conference Call

Operator

(Operator Instructions) You have a follow up from the line of David Loeb with Baird. Please proceed.

David Loeb – Baird – Analyst

Hey Jim, just want to clarify, I think I heard you right about the margins, I think you said in addition 200 to 300 basis points of margin deterioration. So I just want to make sure you are saying overall that we could be seeing 400 to 500 as opposed to overall 200 to 300.

Jim Mead – Strategic Hotels and Resorts – EVP, CFO

That’s correct. Let me be clear again. We are talking about the first quarter with RevPAR down 5.5 to 7. We expect to get somewhere between 400 and 500 basis points in margin deterioration, of which 200 was from the loss of cancellation fees.

David Loeb – Baird – Analyst

That’s what I thought. Thank you for clarifying.

Operator

At this time, there are no further questions I will now turn the call over to Mr. Laurence Geller for closing remarks.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Thank you very much. This downturn has been and still remains challenging and clearly volatility remains high. However, we now see consistent indicators of recovery and we have well founded and grounded reasons for optimism in general and for our Company in particular. We’ve got irreplaceable locations, assets in great physical and competitive condition. We’ve implemented systemic and sustainable changes to the operation that will have significant upside both to profitability and values and we have unusually benign supply dynamics in our markets.

We’re improving our balance sheets and we’re increasingly confident of our ability to meet the challenges ahead in the goals we set. We fully intend to continue to execute our plans in a thoughtful and disciplined manner. So thank you for your time today and for your support. We look forward to speaking to you next quarter when, I hope our optimism of today will be mirrored in improving results for our economy, our industry and for our Company. Thank you all.

Operator

Thank you for your participation in today’s conference ladies and gentlemen, you may now all disconnect, have a great day.